Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement in Form S-8 (file number 333-289069) and in the Annual Filing of U-BX Technology Ltd. (the “Company”) on the Form 20-F of our report dated November 17, 2023, with respect to our audits of the consolidated financial statements of U-BX Technology Ltd. as of June 30, 2023 and for the two years ended June 30, 2023 and 2022, which report is included in this Annual Report on Form 20-F of the Company for the year ended June 30, 2025.  We were dismissed as auditors on August 5, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in any Registration Statement for any period after the date of our dismissal.

/s/ Wei, Wei & Co., LLP

Flushing, New York

October 24, 2025